Exhibit 10.1(a)

FIELDSTONE INVESTMENT CORPORATION

RE: EXTENDED SEVERANCE BENEFIT

Dear ___________:

Fieldstone Investment Corporation ("Fieldstone" or "the Company") greatly values your contributions as a senior manager of Fieldstone and the quality of the service that you provide for the Company.

Because of the importance of your role and in order to reduce any uncertainty you may feel regarding your future with the Company, we are very pleased to offer to you an extended severance benefit. It is our expectation that you and Fieldstone will have a positive long term relationship. However, because Fieldstone is a publicly traded company, no one can predict whether there ever will be a "change in control" regarding Fieldstone.

The Company wishes to minimize the uncertainties that may arise in connection with a Change in Control (as defined in Exhibit A to this letter) by providing you with an extended severance benefit payable in connection with a Change in Control, subject to the terms and conditions of this letter as set forth in the attachment entitled "Terms and Conditions" (the "Extended Severance Benefit") as follows:

If a Change in Control occurs while you are employed by the Company or one of its Affiliates and you undergo or are subject to a Qualifying Termination during the one year period following the Change in Control, you will be eligible for a single, "lump sum" severance payment in an amount equal to twenty-four (24) months of your then current base salary plus an additional $[ ].

In the event of a Change in Control, this Extended Severance Benefit will apply in lieu of any other severance pay to which you may be entitled under any Company or Affiliate severance plan, program, practice or arrangement. Notwithstanding the foregoing, this Extended Severance Benefit shall become effective on [ ] and shall have not any force or effect until that date (the "Effective Date").

Sincerely,

Michael J. Sonnenfeld, President and Chief Executive Officer

Accepted and Agreed:

________________________________________

Date: ______________________

Terms & Conditions

You must be in the employ of the Company or an Affiliate at the time of the Change in Control to be eligible for the Extended Severance Benefit. Your Extended Severance Benefit will be paid in a single lump sum payment within thirty (30) days following your Qualifying Termination, subject to any delay in payment of all or any portion of the Extended Severance Benefit required to avoid the additional tax imposed by Section 409A of the Internal Revenue Code.

For the purpose of your Extended Severance Benefit, a "Qualifying Termination" means: (i) you terminate your employment with the Company, its Affiliate or their successor for Good Reason (as defined in herein) or (ii) your employment with the Company, its Affiliate, or their successor is terminated by the Company, its Affiliate, or their successor for a reason other than for Cause (as defined in the Company's Equity Incentive Plan as of the date of this letter). Your termination of employment must occur within one year following a Change in Control to be a Qualifying Termination. Further, you will not be considered to have undergone a Qualifying Termination if upon your termination of employment you are immediately thereafter reemployed by the Company's successor (or a parent or affiliate of the Company or its successor). For the purpose of this letter agreement and your Extended Severance Benefit hereunder, "Good Reason" means, without your consent, a material reduction in your base salary or responsibilities, or a required relocation of your principal place of employment immediately preceding the Change in Control by more than 25 miles; provided however that in a going private transaction a material reduction in responsibilities shall not include the loss of responsibilities associated with being a public company. For the purposes of your Extended Severance Benefit, an Affiliate shall have the definition set forth in the Company's Equity Incentive Plan as of the date of this letter.

If a Change in Control occurs and you do not undergo a Qualifying Termination within the one year period following the closing of the Change in Control, you will not be entitled to the Extended Severance Benefit.

During your employment with the Company, its Affiliates or their successors, and thereafter during the two year period following a Qualifying Termination, if any, you shall not, for any reason whatsoever, directly or indirectly, for yourself or on behalf of or in conjunction with any other Person (as defined below):

        (i)    solicit and/or hire any Person who is at the time of the Qualifying Termination, or has been within six (6) months prior to the Qualifying Termination, an employee of the Company, its Affiliates, or their successors for the purpose or with the intent of enticing such Person away from or out of the employ of the Company, its Affiliates or their successors;

        (ii)   in order to protect the confidential information and proprietary rights of the Company or its successors, solicit, induce or attempt to induce any Person who is, at the time of Qualifying Termination, or has been within six (6) months prior to the Qualifying Termination, an actual customer, client, business partner, or a prospective customer, client, business partner (i.e., a customer, client or business partner who is party to a written proposal or letter of intent with the Company, its Affiliates, or their successors in each case written less than six (6) months prior to the Qualifying Termination) of the Company, its Affiliates or their successors, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company, its Affiliates, or their successors, (B) enticing or attempting to entice such Person to do business with you or any of your affiliates, or (C) in any way interfering with the relationship between such Person and the Company, its Affiliates, or their successors; or

        (iii)  solicit, induce or attempt to induce any Person who is or that is, at the time of the Qualifying Termination, or has been within six (6) months prior to the Qualifying Termination, a supplier, licensee or consultant of, or provider of goods or services to the Company, its Affiliates, or their successors, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company, its Affiliates, or their successors, or (B) in any way interfering with the relationship between such Person and the Company, its Affiliates or their successors.

Because of the difficulty of measuring economic losses to the Company or its successor as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company or its successor for which it would have no other adequate remedy, you agree that the foregoing covenants, in addition to and not in limitation of any other rights, remedies or damages available to the Company or its successor at law, in equity or under this letter agreement, may be enforced by the Company or its successor in the event of the breach or threatened breach by you, by injunctions and/or restraining orders. If the Company is involved in court or other legal proceedings to enforce these covenants, then in the event the Company or its successor prevails in such proceedings, you shall be liable for the payment of reasonable attorneys' fees, costs and ancillary expenses incurred by the Company or its successor in enforcing its rights hereunder. It is further agreed by the parties that these covenants impose a fair and reasonable restraint on you in light of the activities and business of Company on the date of the execution of this Agreement and the current plans of the Company.

The Company's Compensation Committee or its successor will make all decisions and interpretations regarding your Extended Severance Benefit, and the decisions and interpretations of the Compensation Committee are final, binding and conclusive.

Your Extended Severance Benefit will be reduced by any taxes or other amounts required to be withheld by the Company, its Affiliates or its successors under applicable law. In addition, as a condition to your receipt of the payment of the Extended Severance Benefit, you must execute the Company's form of general release releasing and discharging the Company and its Affiliates from any and all causes of actions, suits, debts, claims, and demands whatsoever, which you have or had prior to your Qualifying Termination, as defined below. You remain an employee-at-will of the Company or its Affiliates. Nothing in this letter constitutes, and shall not be construed to provide, any assurance of your continuing employment with the Company, its Affiliates or successors.

Prior to the occurrence of a Change in Control, the Company has the right, in its sole control and discretion, to amend or terminate this letter agreement and your Extended Severance Benefit at any time and for any reason and without consideration to you, upon sixty (60) days written notice to you.

Exhibit A

For purposes of your Extended Severance Benefit, a "Change in Control" means:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Section 1, the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; and (iii) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section (3) of this Exhibit A; or

(2) Individuals who, as of the date hereof, constitute the Company's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(5) This letter agreement shall apply only to the first Change in Control that occurs following the Effective Date.